UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2026

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue
Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SBAC	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry Into a Material Definitive Agreement

Indenture

On July 23, 2026, SBA Communications Corporation (the “Company”) closed its previously announced public offering (the “Offering”) of $1.35 billion aggregate principal amount of its 4.875% Senior Notes due 2030 (the “2030 Notes”), $1.35 billion aggregate principal amount of its 5.150% Senior Notes due 2031 (the “2031 Notes”) and $800.0 million aggregate principal amount of its 5.450% Senior Notes due 2033 (the “2033 Notes” and, together with the 2030 Notes and the 2031 Notes, the “Notes”). The Notes were issued pursuant to an indenture dated as of July 23, 2026 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as amended and supplemented by the first supplemental indenture dated as of July 23, 2026 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Company used the net proceeds of the Offering to repay in full its senior secured term loan that would have matured on January 25, 2031 and repay in full outstanding borrowings under its senior secured revolving credit facility that would have matured on January 25, 2029. The Company intends to use any remaining net proceeds from the Offering for general corporate purposes.

The Notes are senior unsecured obligations of the Company, which rank equally with all existing and future senior indebtedness of the Company, including the Company’s obligations under its existing senior notes, and senior to all future subordinated indebtedness of the Company. The Notes effectively rank junior to all of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company’s assets consist of the capital stock of SBA Telecommunications LLC (“Telecommunications”), and the Notes are not be guaranteed by Telecommunications or any of its subsidiaries. As a result, the Notes are structurally subordinated to all existing and future liabilities and obligations of Telecommunications and its subsidiaries, including indebtedness of such subsidiaries. The 2030 Notes will have an interest rate of 4.875% per annum, the 2031 Notes will have an interest rate of 5.150% per annum and the 2033 Notes will have an interest rate of 5.450% per annum, each payable in cash on January 15 and July 15 of each year, commencing on January 15, 2027.

The Indenture limits the ability of the Company and its subsidiaries to incur certain liens and merge with or into other companies, in each case subject to certain exceptions and qualifications set forth in the Indenture.

In the event of a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes of a series will have the right to require the Company to repurchase all or any part of the Notes of such series at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such repurchase.

The Company, at its option, may redeem some or all of the Notes of a series at any time, or from time to time, prior to their applicable Par Call Date (as defined below) or prior to their maturity, as applicable. If the Company elects to redeem the 2030 Notes prior to their maturity, the 2031 Notes prior to June 15, 2031 (the date that is one month prior to their maturity date), or the 2033 Notes prior to May 15, 2033 (the date that is two months prior to their maturity date) (each, a “Par Call Date”), the Company will pay a redemption price in respect of the Notes to be redeemed equal to the greater of:

(1)  (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the Supplemental Indenture) plus 15 basis points in the case of the 2030 Notes or 20 basis points in the case of the 2031 Notes and the 2033 Notes, less (b) interest accrued on those Notes to the date of redemption, and

(2)  100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

If the Company elects to redeem the 2031 Notes or the 2033 Notes on or after the applicable Par Call Date, the Company will pay a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The above description of the Indenture is qualified in its entirety by reference to the terms of the Base Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K, and the Supplemental Indenture, a copy of which is filed as Exhibit 4.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Relationships

The Trustee is also the trustee under the indentures governing the Company’s 3.875% Senior Notes due 2027 and 3.125% Senior Notes due 2029.

Credit Agreement

Concurrently with the closing of the Offering, the Company entered into a new senior unsecured credit agreement, dated as of July 23, 2026, among the Company, the several lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “New Senior Credit Agreement”). The New Senior Credit Agreement provides for a senior unsecured revolving credit facility under which up to $2.5 billion aggregate principal amount may be borrowed, repaid and redrawn from time to time, subject to the satisfaction of customary conditions to borrowing, through the maturity date of July 23, 2031 (the “New Credit Facility”).

Amounts borrowed under the New Credit Facility will accrue interest, at the Company’s election, at either (1) a eurocurrency rate, a term SOFR reference rate, a term CORRA reference rate or a daily simple RFR, in each case, plus a margin that ranges from 0.75% to 1.375% or (2) a base rate plus a margin that ranges from 0% to 0.375%, in each case based on the Company’s ratings from S&P Global Ratings (“S&P) and Fitch Ratings, Inc. (“Fitch”). In addition, the Company is required to pay a commitment fee of between 0.08% and 0.20% per annum on the amount of unused commitment, based on the Company’s ratings from S&P and Fitch. Borrowings under the New Credit Facility may be used for general corporate purposes.

Obligations under the New Senior Credit Agreement are unsecured. The New Senior Credit Agreement requires the Company to maintain specific financial ratios, including (1) a Consolidated Total Net Leverage Ratio not to exceed 7.50 to 1.00 as of the last day of any fiscal quarter (or up to 8.00 to 1.00 for four fiscal quarters following the consummation of certain qualified acquisitions) and (2) a Consolidated Senior Secured Leverage Ratio not to exceed 3.50 to 1.00 as of the last day of any fiscal quarter. The New Senior Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the Company’s ability to incur indebtedness, grant certain liens, merge or consolidate, make certain restricted payments, enter into transactions with affiliates, and engage in certain asset dispositions. The New Senior Credit Agreement is also subject to customary events of default.

The New Senior Credit Agreement will permit the Company, without the consent of the other lenders, to request that one or more existing or new lenders provide it with increases in the New Credit Facility in an amount not to exceed $1.0 billion provided that after giving effect to the proposed increase in New Credit Facility commitments the Company would be in compliance with the financial ratios described above and other customary conditions as set forth in the New Senior Credit Agreement.

Relationships

The Company and certain of its affiliates have previously entered into commercial financial arrangements with certain of the lenders, and/or their respective affiliates, and each of these entities and/or their affiliates has in the past provided financial, advisory, investment banking and other services to the Company and its affiliates, including serving (1) as a lender and/or in other related capacities in connection with the Senior Credit Agreement and the various term loans and revolving credit facility under the Senior Credit Agreement, (2) as a book runner and/or as an initial purchaser for various series of Secured Tower Revenue Securities and (3) as a book runner and/or an initial purchaser for various series of Senior Notes.

Item 1.02	Termination of a Material Definitive Agreement.

On July 23, 2026, concurrently with the closing of the Offering and entry into the New Senior Credit Agreement, SBA Senior Finance II LLC (the “Borrower”), a wholly-owned subsidiary of the Company, terminated the Third Amended and Restated Credit Agreement, dated as of January 25, 2024, among the Borrower, the several lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as administrative agent (as amended, supplemented or modified from time to time, the “Prior Senior Credit Agreement”). The Prior Senior Credit Agreement provided for a (i) $2.0 billion revolving credit facility and (ii) seven-year senior secured term loan in an aggregate principal amount of $2.3 billion, under which all amounts outstanding were repaid in full from the net proceeds of the Offering.

Relationships

The Company and certain of its affiliates have previously entered into commercial financial arrangements with certain of the lenders, and/or their respective affiliates, and each of these entities and/or their affiliates has in the past provided financial, advisory, investment banking and other services to the Company and its affiliates, including serving (1) as a lender and/or in other related capacities in connection with the New Senior Credit Agreement and the various term loans and revolving credit facility under the Senior Credit Agreement, (2) as a book runner and/or as an initial purchaser for various series of Secured Tower Revenue Securities, (3) as a book runner and/or an initial purchaser for various series of Senior Notes, and (4) as underwriters of the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Index

Exhibit No.	Description

4.1	Indenture dated July 23, 2026 between the Company and U.S. Bank Trust Company, National Association, as trustee.

4.2	First Supplemental Indenture dated July 23, 2026 between the Company and U.S. Bank Trust Company, National Association, as trustee, to the Indenture dated July 23, 2026, between the Company and U.S. Bank Trust Company, National Association, as trustee.

10.1*	Credit Agreement dated July 23, 2026 among the Company, as borrower, the banks and other financial institutions or entities party thereto and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*

Certain annexes, schedules, and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Marc Montagner
Name:	Marc Montagner
Title:	Executive Vice President and Chief Financial Officer

Date: July 23, 2026

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